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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                               OF THERATECH, INC.


      TheraTech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of the Corporation, by duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring the proposed amendment to be advisable and authorizing the officers of the Corporation to submit such amendment to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amended is as follows:

      RESOLVED, that the Restated Certificate of Incorporation of this Corporation be amended by changing the first paragraph of the Article thereof numbered "4" so that, as amended, such Article shall read as follows:

      "4. The total number of shares of all classes of stock that the Corporation is authorized to issue is fifty-five million (55,000,000) shares, consisting of (i) fifty million (50,000,000) shares of Common Stock with par value of one cent ($0.01) per share and (ii) five million (5,000,000) shares of Preferred Stock with a par value of one cent ($0.01) per share."

      RESOLVED, that the Restated Certificate of Incorporation of this Corporation be further amended by changing the Article thereof numbered "4.B.(1)" so that, as amended, such Article shall read as follows:

      "(1) Classification. The Common Stock shall consist of one class of fifty million (50,000,000) shares."

      SECOND: That thereafter, pursuant to resolution of its Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation and the necessary number of shares required by statute were voted in favor of such amendment.

      THIRD: That such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
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      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed be Dinesh C. Patel, its President and Alexander L. Searl, its Secretary, this 28th day of June, 1996.




                                    BY:     DINESH C. PATEL
                                            -----------------------------
                                            Dinesh C. Patel, President



                                    ATTEST: ALEXANDER L. SEARL
                                            -----------------------------
                                            Alexander L. Searl, Secretary